EX-99.23.p.ii


                     Schedule A - Advisers and Sub-Advisers

                            AmeriPrime Advisors Trust

                                 Code of Ethics
                           (revised January 24, 2002)

         Bates Total Asset Management, Inc.
         Capital Cities Asset Management, Inc.
         Cloud, Neff & Associates, Inc.
         Howe & Rusling, Inc.
         Iron Financial Management, Inc.
         Nashville Capital Corporation
         Paragon Capital Management, Inc.
         Polynous Capital Management, Inc.
         Robinson Investment Group, Inc.
         Sheer Asset Management, Inc.
         StoneRidge Investment Partners, LLC
         T. H. Fitzgerald & Co.
         Wertz York Capital Management Group, LLC